As filed with the Securities and Exchange Commission on September 13, 2013

Registration No. 333-________________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-3 REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STAR BULK CARRIERS CORP.
(Exact name of Registrant as specified in its charter)

Republic of The Marshall Islands (State or other jurisdiction of incorporation or organization)	N/A (I.R.S. Employer Identification No.)

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str. Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)
(Address and telephone number of
Registrant's principal executive offices)

Seward & Kissel LLP Attention: Robert E. Lustrin, Esq. One Battery Park Plaza New York, New York 10004 (212) 574-1223 (Name, address and telephone number of agent for service)

Copies to: Gary J. Wolfe, Esq. Robert E. Lustrin, Esq. Seward & Kissel LLP One Battery Park Plaza New York, New York 10004 (212) 574-1223 (telephone number) (212) 480-8421 (facsimile number)

Approximate date of commencement of proposed sale to the public:  From time to time after this registration statement becomes effective as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Shares, par value $0.01 per share, to be offered by the Selling Shareholders	7,731,776	$80,797,060	$11,021

1.
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the "Securities Act"), the shares of common stock being registered hereunder include such indeterminate number of shares as may be issuable as a result of stock splits, stock dividends or similar transactions.

2.
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the high and low prices per share of the registrant's common shares as reported on the Nasdaq Global Select Market on September 11, 2013.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy or sell these securities in any jurisdiction where the offer or sale is not permitted. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective.

PROSPECTUS

Subject to completion, dated September 13, 2013

7,731,776 Common Shares
offered by the Selling Shareholders

STAR BULK CARRIERS CORP.

The Selling Shareholders named in this prospectus may sell in one or more offerings pursuant to this registration statement up to 7,731,776 of our common shares that were previously acquired in private transactions. The Selling Shareholders may sell any or all of these common shares on any stock exchange, market or trading facility on which the shares are traded or in privately negotiated transactions at fixed prices that may be changed, at market prices prevailing at the time of sale or at negotiated prices. Information on the Selling Shareholders and the times and manners in which they may offer and sell our common shares is described under the sections entitled "Selling Shareholders" and "Plan of Distribution" in this prospectus. While we will bear all costs, expenses and fees in connection with the registration of the common shares, we will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders.

Our common shares are listed on the Nasdaq Global Select Market under the symbol "SBLK".

An investment in these securities involves risks.  See the section entitled "Risk Factors" on page 9 of this prospectus, and other risk factors contained in any applicable prospectus supplement and in the documents incorporated by reference herein and therein.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is September        , 2013

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1

THE OFFERING	8

RISK FACTORS	9

USE OF PROCEEDS	12

PER SHARE MARKET PRICE INFORMATION	13

CAPITALIZATION	14

SELLING SHAREHOLDERS	15

PLAN OF DISTRIBUTION	17

DESCRIPTION OF CAPITAL STOCK	20

EXPENSES	27

LEGAL MATTERS	28

EXPERTS	28

WHERE YOU CAN FIND ADDITIONAL INFORMATION	28

SIGNATURES	38

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ABOUT THIS PROSPECTUS

As permitted under the rules of the Securities and Exchange Commission, or the Commission, this prospectus incorporates important business information about us that is contained in documents that we have previously filed with the Commission but that are not included in or delivered with this prospectus. You may obtain copies of these documents, without charge, from the website maintained by the Commission at www.sec.gov, as well as other sources. You may also obtain copies of the incorporated documents, without charge, upon written or oral request to Star Bulk Carriers Corp., c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi, 15124, Athens, Greece. See "Where You Can Find Additional Information."

You should rely only on the information contained or incorporated by reference in this prospectus. Neither we nor the Selling Shareholders authorize any person to provide information other than that provided in this prospectus and the documents incorporated by reference. The Selling Shareholders are not making an offer to sell common shares in any state or other jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus regardless of its time of delivery, and you should not consider any information in this prospectus or in the documents incorporated by reference herein to be investment, legal or tax advice. We encourage you to consult your own counsel, accountant and other advisors for legal, tax, business, financial and related advice regarding an investment in our securities.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "Star Bulk," the "Company," "we," "us," "our," or similar references, mean Star Bulk Carriers Corp. and, where applicable, its consolidated subsidiaries, and the "Selling Shareholders" refers to those of our stockholders described in "Selling Shareholders" beginning on page 13 of this prospectus. In addition, we use the term deadweight, or dwt, in describing the size of vessels. Dwt expressed in metric tons, each of which is equivalent to 1,000 kilograms, refers to the maximum weight of cargo and supplies that a vessel can carry.

ENFORCEABILITY OF CIVIL LIABILITIES

We are a Marshall Islands company, and our principal executive office is located outside of the United States in Greece. Most of our directors, officers and the experts named in this registration statement reside outside the United States. In addition, a substantial portion of our assets and the assets of certain of our directors, officers and experts are located outside of the United States. As a result, you may have difficulty serving legal process within the United States upon us or any of these persons. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in United States courts against us or these persons.

CAUTIONARY STATEMENT REGARDING FORWARD LOOKING STATEMENTS

This prospectus includes "forward-looking statements," as defined by U.S. federal securities laws, with respect to our financial condition, results of operations and business and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "projects," "likely," "would," "could" and similar expressions or phrases may identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. The occurrence of the events described, and the achievement of the expected results, depend on many events, some or all of which are not predictable or within our control. Actual results may differ materially from expected results.

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In addition, important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include; (i) the strength of world economies; (ii) fluctuations in currencies and interest rates; (iii) general market conditions, including fluctuations in charter hire rates and vessel values; (iv) changes in demand in the dry bulk shipping industry, including the market for our vessels; (v) changes in our operating expenses, including bunker prices, dry docking and insurance costs; (vi) changes in governmental rules and regulations or actions taken by regulatory authorities; (vii) potential liability from pending or future litigation; (viii) general domestic and international political conditions; (ix) potential disruption of shipping routes due to accidents or political events; (x) the availability of financing and refinancing; (xi) vessel breakdowns and instances of off-hire; and (xii) other important factors described from time to time in the reports filed by us with the Commission.

We have based these statements on assumptions and analyses formed by applying our experience and perception of historical trends, current conditions, expected future developments and other factors we believe are appropriate in the circumstances. All future written and verbal forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We undertake no obligation, and specifically decline any obligation, except as required by law, to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus might not occur.

See the sections entitled "Risk Factors" beginning on page 9 of this prospectus and in our Annual Report on Form 20-F for the year ended December 31, 2012, which is incorporated herein by reference, for a more complete discussion of these risks and uncertainties and for other risks and uncertainties. These factors and the other risk factors described in this prospectus are not necessarily all of the important factors that could cause actual results or developments to differ materially from those expressed in any of our forward-looking statements. Other unknown or unpredictable factors also could harm our results. Consequently, there can be no assurance that actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, us. Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information about us and this offering and may not contain all the information that is important to you. This summary is qualified in its entirety by, and should be read together with, the information contained in other parts of this prospectus and the documents we incorporate by reference. You should read this entire prospectus and the documents that we incorporate by reference carefully before making a decision about whether to invest in our securities.

Our Company
We are an international company providing worldwide transportation of drybulk commodities through our vessel-owning subsidiaries for a broad range of customers of major and minor bulk cargoes including iron ore, coal, grain, cement and fertilizer. We were incorporated in the Marshall Islands on December 13, 2006 as a wholly-owned subsidiary of Star Maritime Acquisition Corp., or Star Maritime. We merged with Star Maritime on November 30, 2007 and commenced operations on December 3, 2007, which was the date we took delivery of our first vessel.

We own and operate a fleet of 13 vessels consisting of five Capesize drybulk carriers and eight Supramax drybulk carriers with an average age of 10.7 years and a combined cargo carrying capacity of approximately 1,290,602 dwt. Our fleet carries a variety of drybulk commodities including coal, iron ore, and grains, or major bulks, as well as bauxite, phosphate, fertilizers and steel products, or minor bulks.

In July 2013, we entered into agreements with Shanghai Waigaoqiao Shipbuilding Co. Ltd., or SWS, shipyard for the construction of two 180,000 DWT eco-type, fuel efficient Capesize drybulk vessels to be delivered in the fourth quarter of 2015 and the first quarter of 2016, respectively. In addition, we have entered into letters of intent, which are subject to the negotiation and execution of definitive documentation, with a major Japanese shipyard for the construction of two 60,000 DWT eco-type, fuel efficient Ultramax drybulk vessels to be delivered in 2015. The aggregate purchase price of the four newbuilding vessels is approximately $151.0 million.

In addition to our owned and newbuilding vessels, we operate on behalf of third-party owners, eight drybulk vessels, which include, three Capesize drybulk carriers, three Supramax drybulk carriers and two Panamax drybulk carriers,  In addition, we have been sub-contracted for certain management services, including crewing, purchasing and arranging insurance for eleven product tankers.

Our Fleet
The following table presents summary information concerning our fleet as of the date of this prospectus:

Owned Vessels

Vessel Name	Vessel Type	Size (dwt.)	Year Built	Daily Gross Hire Rate		Type/ Month of Contract Expiry
Star Aurora	Capesize	171,199	2000		$17,000	Time charter/ August 2014
Star Big	Capesize	168,404	1996		$25,000	Time charter/ November 2015
Star Borealis (2)	Capesize	179,678	2011	$	Freight 19.00/mt	Voyage charter/ Expected September 2013
Star Mega	Capesize	170,631	1994		$24,500	Time charter/ August 2014
Star Polaris	Capesize	179,546	2011		$16,500	Time charter/ October 2013
Star Cosmo (1)	Supramax	52,247	2005		$14,000	Time charter/ September 2013
Star Delta (1)	Supramax	52,434	2000		$9,500	Time charter/ October 2013
Star Epsilon (1)	Supramax	52,402	2001		$9,750	Time charter/ December 2013
Star Gamma	Supramax	53,098	2002		$9,400	Time charter/ June 2014
Star Kappa (1)	Supramax	52,055	2001		$9,400	Time charter/ October 2013
Star Omicron (1)	Supramax	53,489	2005		$10,750	Time charter/ October 2013
Star Theta	Supramax	52,425	2003		$8,900	Time charter/ October 2013
Star Zeta (1)	Supramax	52,994	2003		$9,000	Time charter/ October 2013

1.	We consider these vessels to be employed in the spot market as a result of the short duration of their current charters.
2.	We expect to transport 170,087 metric tons under this voyage charter.

Vessels Under Construction

Vessel Name	Type	DWT	Shipyard	Expected Delivery Date
Hull 1338	Capesize	180,000	SWS	Fourth Quarter of 2015
Hull 1339	Capesize	180,000	SWS	First Quarter of 2016
Star Bulk TBN	Ultramax	60,000		2015
Star Bulk TBN	Ultramax	60,000		2015

Vessels Under Management

Vessel Name	Type	DWT	Year Built
Obelix	Capesize	181,433	2011
Big Bang	Capesize	174,109	2007
Big Fish	Capesize	177,643	2004
Renascentia	Panamax	74,732	1999
Marto	Panamax	74,471	2001
Maiden Voyage	Supramax	58,722	2012
Serenity I	Supramax	53,688	2006
Strange Attractor	Supramax	55,742	2006

Vessels for which we have been sub-contracted for certain management services

Vessel Name	Type	DWT	Year Built
Elux Lucis	Product Tanker	45,789	2003
Undine	Product Tanker	47,999	2004
Axelotl	Product Tanker	37,330	2004
Laima	Product Tanker	37,330	2003
Elixir	Product Tanker	46,874	2004
Northern Light	Product Tanker	50,922	2006
Northern Ocean	Product Tanker	50,922	2005
Ariel	Product Tanker	71,498	2004
Elan	Product Tanker	71,498	2003
Res Cogitans	Product Tanker	71,498	2004
Okyroe	Product Tanker	71,498	2004

We actively manage the deployment of our owned fleet on time charters, which generally can last up to several years, and on spot or voyage charters. We currently charter six of our vessels on medium to long-term time charters with an average remaining term of approximately 0.81 years and seven of our vessels on short-term time charters or on voyage charters, which are considered to be employed in the spot market due to the short duration of the charter agreements.

Under time charters, the charterer pays voyage expenses such as port, canal and fuel costs. Under time, spot and voyage charters we pay for vessel operating expenses, which include crew costs, provisions, deck and engine stores, lubricating oil, insurance, maintenance and repairs, as well as for commissions. In all cases, we are responsible for the drydocking costs relating to each vessel. Our vessels operate worldwide within the trading limits imposed by our insurance terms and we do not operate our vessels in areas where United States, European Union or United Nations sanctions have been imposed.

Management of the Fleet
As of the date of this prospectus, we had sixty four employees. Sixty two of our employees, through Star Bulk Management Inc., or Star Bulk Management, and Starbulk S.A., were engaged in the day to day management of the vessels in our fleet. Star Bulk Management and Starbulk S.A. perform operational and technical management services for the vessels in our fleet, including chartering, marketing, capital expenditures, personnel, accounting, paying vessel taxes and maintaining insurance. Our Chief Executive Officer and Chief Financial Officer are also the senior management of Star Bulk Management. Star Bulk Management employs such number of additional shore-based executives and employees designed to ensure the efficient performance of its activities.

We reimburse and/or advance funds as necessary to Star Bulk Management and Starbulk S.A. in order for our managers to conduct their activities and discharge their obligations, at cost.  We also maintain working capital reserves as may be agreed between us and Star Bulk Management from time to time.
Star Bulk Management, our wholly owned subsidiary, is responsible for the management of the vessels.  Star Bulk Management's responsibilities include, inter alia, locating, purchasing, financing and selling vessels, deciding on capital expenditures for the vessels, paying vessels' taxes, negotiating charters for the vessels, managing the mix of various types of charters, developing and managing the relationships with charterers and the operational and technical managers of the vessels.  Star Bulk Management subcontracts certain vessel management services to Starbulk S.A.

Starbulk S.A., our wholly owned subsidiary, provides the technical and crew management of all of our vessels. Technical management includes maintenance, drydocking, repairs, insurance, regulatory and classification society compliance, arranging for and managing crews, appointing technical consultants and providing technical support. Starbulk S.A. provides the crew and the technical management for all of our vessels and all the third-party dry bulk vessels.

Starbulk S.A. also is sub-contracted by Product Shipping & Trading S.A. to provide certain management services. Product Shipping & Trading S.A is controlled by family members of the Company's Chairman, Mr. Petros Pappas. Starbulk S.A. receives a fixed management fee of $130 per day, per vessel.  Currently we provide these respective services to eleven product tanker vessels under management by Product Shipping & Trading S.A.

Crewing
Star Bulk Management is responsible for recruiting, either directly or through a technical manager or a crew manager, the senior officers and all other crew members for the vessels in our fleet including our owned vessels and the third-party dry bulk and product tanker vessels. Star Bulk Management has the responsibility to ensure that all seamen have the qualifications and licenses required to comply with international regulations and shipping conventions, and that the vessels are manned by experienced and competent and trained personnel. Star Bulk Management is also responsible for insuring that seafarers' wages and terms of employment conform to international standards or to general collective bargaining agreements to allow unrestricted worldwide trading of the vessels. Star Bulk Management and Starbulk S.A. provide the crewing management for all the vessels in our fleet, including all of the third-party dry bulk and product tanker vessels.

Recent and Other Developments
During the third quarter of 2013, we entered into amended loan agreements with our lenders, based on previously negotiated term sheets signed in December 2012.

In August and September, Starbulk S.A has been subcontracted by Product Shipping & Trading S.A. (please refer to Note 3 on the unaudited interim condensed consolidated financial statements and related notes for the six month period ended June 30, 2013, included in our report on Form 6-K filed with the Commission on September 13, 2013 and incorporated by reference herein) to provide certain management services including crewing, purchasing and arranging insurance to additional five product tankers, which are under the management of Product Shipping & Trading S.A.

On July 5, 2013 we entered into agreements with SWS shipyard for the construction of two 180,000 dwt eco-type, fuel efficient capesize drybulk vessels for an aggregate purchase price of $96.0 million with expected deliveries in fourth quarter of 2015 and in first quarter of 2016, respectively. In August, we paid the first installments of $28.8 million to SWS and the remaining amount is payable upon the delivery of each of the two Capesize drybulk vessels.

On July 10, 2013 we entered into letters of intent, which are subject to the negotiation and execution of definitive documentation, with a major Japanese shipyard for the construction of two 60,000 DWT eco-type, fuel efficient Ultramax drybulk vessels for an aggregate purchase price of approximately $55.0 million with expected delivery in 2015.

On July 24, 2013, Starbulk S.A. entered into an agreement with Hamon Shipping Inc., an unaffiliated Marshall Islands company, for the commercial and technical management of the vessel Marto, a 2001 built Panamax drybulk carrier. Pursuant to the terms of this management agreement, we will receive a fixed management fee of $750 per day beginning August 2, 2013 and until the agreement's termination upon written notice by either party. This vessel will be managed under the same strategy as the other vessels in our fleet.

On July 25, 2013, pursuant to a rights offering, approved by our Board of Directors in April 2013, we issued 15,338,861 shares of common stock, which resulted in gross proceeds of $80.1 million. The proceeds are expected to be primarily used for orders for fuel-efficient dry-bulk vessels with some of the proceeds being reserved for working capital and general corporate purposes.

On August 5, 2013, Maiden Voyage LLC sold its vessel Maiden Voyage, one of the vessels under our management, to Premiere Voyage LLC, a Marshall Islands company. On the same date Starbulk S.A entered into an agreement with Premiere Voyage LLC, for the commercial and technical management of the vessel Maiden Voyage under the same terms as our previous agreement with Maiden Voyage LLC. Premiere Voyage LLC is owned and controlled by Oceanbulk Shipping LLC, a company minority owned by Mrs. Milena Maria Pappas, one of our directors.

On August 23, 2013, Starbulk S.A. entered into an agreement with Sea Cape Shipping LLC, a Marshall Islands company, for the commercial and technical management of the vessel Big Bang, a 2007 built Capesize dry bulk carrier. Pursuant to the terms of this management agreement, Starbulk S.A. will receive a fixed management fee of $750 per day beginning on August 30, 2013, and until the agreement's termination upon two months advanced written notice by either party. This vessel will be managed under the same strategy as the other vessels in our fleet. Sea Cape Shipping LLC is owned and controlled by Oceanbulk Shipping LLC, a company minority owned by Mrs. Milena Maria Pappas, one of our directors.

In September 2013, we issued 239,333 common shares that were awarded to our directors, officers and employees under the 2011 and 2013 Equity Incentive Plan. All the newly issued shares will vest on March 21, 2014. In addition, on the same day we issued 18,667 common shares, which represented the second and the third share installments awarded to Mr. Spyros Capralos, our Chief Executive Officer pursuant to the terms of his consultancy agreement effective February 7, 2011. The second installment vested on February 7, 2013 and the third installment will vest on February 7, 2014.

On September 12, 2013, Starbulk S.A., entered into an agreement with Sky Cape Shipping LLC, a Marshall Islands company, for the commercial and technical management of the vessel Big Fish, a 2004 built Capesize dry bulk carrier. Pursuant to the terms of this management agreement, Starbulk S.A. will receive a fixed management fee of $750 per day until the agreement's termination upon two months advanced written notice by either party. This vessel will be managed under the same strategy as the other vessels in our fleet. Sky Cape Shipping LLC is owned and controlled by Oceanbulk Shipping LLC, a company minority owned by Mrs. Milena Maria Pappas, one of our directors.

On September 12, 2013 Starbulk S.A., entered into an agreement with Glory Supra Shipping LLC, a Marshall Islands company, for the commercial and technical management of the vessel Strange Attractor, a 2006 built Supramax dry bulk carrier. Pursuant to the terms of this management agreement, Star Bulk S.A. will receive a fixed management fee of $750 per day until the agreement's termination upon two months advanced written notice by either party. This vessel will be managed under the same strategy as the other vessels in our fleet. Glory Supra Shipping LLC is owned and controlled by Oceanbulk Shipping LLC, a company minority owned by Mrs. Milena Maria Pappas, one of our directors.

New Director
On May 1, 2013, Star Bulk Carriers Corp. entered into a stock purchase agreement with certain new and existing investors, or the Purchase Agreement, to backstop its equity rights offering that was completed in July 2013. Pursuant to the terms and subject to the conditions of the Purchase Agreement the Company's Board increased the number of directors constituting the Board to six (6) and appointed Mr. Roger Schmitz as a Class B director to fill the vacancy created thereby.

Mr. Schmitz is a Senior Investment Professional for Monarch Alternative Capital LP, or Monarch, where he is responsible for analyzing investments and potential investments in a wide variety of corporate and sovereign situations both domestically and internationally.  Prior to joining Monarch in 2006, Mr. Schmitz was an analyst in the Financial Sponsors Group at Credit Suisse where he focused on leverage finance. Mr. Schmitz received an A.B., cum laude, in economics from Bowdoin College.

Corporate Information
We were incorporated in the Marshall Islands on December 13, 2006. Our executive offices are located at c/o Star Bulk Management Inc., 40 Agiou Konstantinou Str., Maroussi 15124, Athens, Greece and our telephone number is 011 30 210 617 8400. Our common shares are traded on the Nasdaq Global Select Market under the symbol "SBLK". Our website is located at www.starbulk.com. The information contained on our website does not constitute a part of this prospectus.

THE OFFERING

The following summary of the offering contains basic information about the offering and our common shares and is not intended to be complete. It does not contain all the information that is important to you. For a more complete understanding of our common shares, please refer to the section of this prospectus entitled "Description of Common Stock."

Maximum number of Common Shares offered by the Selling Shareholders	7,731,776 common shares

Shares Outstanding as of September 13, 2013	21,009,671 common shares

Use of Proceeds	All common shares sold pursuant to this prospectus will be sold by the Selling Shareholders. We will not receive any of the proceeds from such sales.

Nasdaq Global Select Market Trading Symbol	SBLK

Risk Factors
An investment in our common stock involves certain risks. You should carefully consider the risks described under "Risk Factors" beginning on page 9 of this prospectus, as well as other information included or incorporated by reference into this prospectus before making an investment decision.

RISK FACTORS

An investment in our securities involves a high degree of risk. You should carefully consider the risks set forth below and the discussion of risks under the heading "Item 3. Key Information - D. Risk Factors" in our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013, and the other documents that are incorporated by reference in this prospectus. Please see the section of this prospectus entitled "Where You Can Find Additional Information - Information Incorporated by Reference." The occurrence of one or more of those risk factors could adversely impact our business, financial condition or results of operations.

We may be unable to comply with the covenants contained in our loan agreements, which would affect our ability to conduct our business.

Our loan agreements for our borrowings, which are secured by mortgages on our vessels, contain various financial and other covenants. Among those covenants are requirements that relate to our financial position, operating performance and liquidity.

The market value of drybulk vessels is sensitive, among other things, to changes in the drybulk charter market, with vessel values deteriorating in times when drybulk charter rates are falling and improving when charter rates are anticipated to rise. The current low charter rates in the drybulk market, along with the oversupply of drybulk carriers and the prevailing difficulty in obtaining financing for vessel purchases, have adversely affected drybulk vessel values, including the vessels in our fleet. As a result, we may not meet certain minimum asset coverage ratios and other financial ratios which are included in our loan agreements.

If we are not in compliance with our covenants and we are not able to obtain covenant waivers or modifications, our lenders could require us to post additional collateral, enhance our equity and liquidity, increase our interest payments or pay down our indebtedness to a level where we are in compliance with our loan covenants, sell vessels in our fleet, or they could accelerate our indebtedness, which would impair our ability to continue to conduct our business. If our indebtedness is accelerated, we might not be able to refinance our debt or obtain additional financing and could lose our vessels if our lenders foreclose their liens. In addition, if we find it necessary to sell our vessels at a time when vessel prices are low, we will recognize losses and a reduction in our earnings, which could affect our ability to raise additional capital necessary for us to comply with our loan agreements.

During the third quarter of 2013, we entered into amended loan agreements with our lenders, based on previously negotiated term sheets signed in December 2012.  Set forth below are certain financial and other covenants that are contained in our amended loan agreements that we are required to meet on certain testing dates.  The terms used herein not otherwise defined shall have the meanings ascribed to them in the applicable loan agreement.

Credit Agricole Corporate and Investment Bank
The following financial and other covenants regarding our $70.0 million loan agreement with Credit Agricole Corporate and Investment Bank, or Credit Agricole, were in effect as of December 31, 2012 and June 30, 2013:
•	"Asset coverage ratio" greater than 105%. As of December 31, 2012 and June 30, 2013, our "asset coverage ratio" was 121% and 131%, respectively.
•	"Maximum leverage ratio" less than 95%. As of December 31, 2012 and June 30, 2013, our "leverage ratio" was approximately 85% and 72%, respectively.

•
"Liquid funds" greater than $7.0 million, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and June 30, 2013, our "liquid funds" were $20.0 million and $25.3 million, respectively.

ABN AMRO Bank
The following financial and other covenants regarding our $31.0 million loan agreement with ABN AMRO Bank, were in effect as of December 31, 2012 and June 30, 2013:
•	"Asset coverage ratio" greater than 75%. As of December 31, 2012 and June 30, 2013, our "asset coverage ratio" was 92% and 111%, respectively.
•
"Minimum market value adjusted net worth" greater than $30.0 million. As of December 31, 2012 and June 30, 2013, our "minimum market value adjusted net worth" was approximately $66.7 million and $85.9 million, respectively.

•	"Maximum leverage ratio" less than 110%. As of December 31, 2012 and June 30, 2013, our "leverage ratio" was approximately 90% and 76%, respectively.
•	"Interest coverage ratio" greater than 1.5:1.0. As of December 31, 2012 and June 30, 2013, our "interest coverage ratio" was 5.2:1.0 and 4.3:1.0, respectively.
•
"Minimum liquid funds" greater than $7.0 million, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and June 30, 2013, we had "minimum liquid funds" of $20.0 million and $25.3 million, respectively.

Commerzbank AG
The following financial and other covenants regarding our $120.0 million and $26.0 million loan agreements with Commerzbank AG, were in effect as of December 31, 2012 and June 30, 2013:
•
"Minimum asset coverage ratio" greater than 80%. As of December 31, 2012 and June 30, 2013, under the $120.0 million loan agreement with Commerzbank AG we had a "minimum asset coverage ratio" of 98% and 106%, respectively, and under the $26.0 million loan agreement, we had a "minimum asset coverage ratio" of 108% and $109%, respectively.

•	"Market value adjusted equity ratio" greater than 15%. As of December 31, 2012 and June 30, 2013, we had a "market value adjusted equity ratio" of approximately 22% and 29%, respectively.
•
"Minimum liquid funds" greater than $7.0 million under both loans agreements, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and June 30, 2013, we had "liquid funds" of $20.0 million and $25.3 million, respectively.

•	"Interest coverage ratio" greater than 1.5:1.0. As of December 31, 2012 and June 30, 2013, our "interest coverage ratio" was 5.2:1.0 and 4.3:1.0, respectively.
In addition, it shall be an event of default if, among other things, Mr. Petros Pappas ceases to be, at any time during the Security Period, the non-executive chairman of the Board.

HSH Nordbank, AG
The following financial and other covenants regarding our $64.5 million loan agreement with HSH Nordbank AG, or HSH, were in effect as of December 31, 2012 and June 30, 2013:
•	"Minimum asset coverage ratio" greater than 110%. As of December 31, 2012 and June 30, 2013, our "asset coverage ratio" was 111% and 152%, respectively.
•	"Minimum liquidity" of $0.2 million for each mortgaged vessel under this credit facility. As of December 31, 2012 and June 30, 2013, we had "minimum liquidity" of $0.6 million.
•
"Minimum market value adjusted net worth" greater than $30.0 million. As of December 31, 2012 and June 30, 2013, we had a "minimum market value adjusted net worth" of approximately $66.7 million and $78.6 million, respectively.

•	"Maximum leverage ratio" less than 90%. As of December 31, 2012 and June 30, 2013, we had a "leverage ratio" of approximately 79% and 73%, respectively.

•
"Liquid funds" greater than $7.0 million, which is contingent upon the number of vessels owned by the Company. As of December 31, 2012 and June 30, 2013, we had liquid funds of $20.8 million and $25.9 million, respectively.

•	"Interest coverage ratio" greater than 1.5:1.0. As of December 31, 2012 and June 30, 2013, our "interest coverage ratio" was 5.2:1.0 and 4.3:1.0, respectively.

In addition, we have agreed with certain of our lenders to increase our vessel management services to cover at least 10 third-party vessels by December 31, 2013. As of December 31, 2012 and June 30, 2013, we were in compliance with the amended financial and other covenants described above.

A significant amount of our common shares are concentrated in the ownership of investment funds controlled by Oaktree Capital Management L.P., or Oaktree, and investment funds controlled by Monarch Alternative Capital L.P., or Monarch, whose interests may not coincide with yours.

In connection with our equity rights offering that was completed in July 2013, Oaktree and Monarch, the Selling Shareholders listed in this prospectus, each acquired common shares representing approximately 18.4% of our issued and outstanding common shares. In connection with the equity rights offering we agreed with Oaktree and Monarch that each may appoint, subject to the approval of the Company's nominating committee, one individual for election to our board of directors as a Class B director. In August 2013, we appointed Mr. Roger Schmitz, the Monarch nominee, to our board of directors. Oaktree is expected to designate its nominee to our board of directors during 2013.

Oaktree and Monarch could have considerable influence on our corporate affairs and your interests as a holder of our common shares may differ from the interests of Oaktree and Monarch.

USE OF PROCEEDS

All of the common shares offered by the Selling Shareholders pursuant to this prospectus will be sold by the Selling Shareholders for their own accounts. We will not receive any of the proceeds from these sales.

PER SHARE MARKET PRICE INFORMATION

Since December 3, 2007 our common shares have traded on the Nasdaq Global Select Market under the symbol "SBLK". You should carefully review the high and low prices of Star Bulk common shares in the tables for the months, quarters and years indicated under the heading Item 9. "The Offer and Listing" in our annual report on Form 20-F for the year ended December 31, 2012, which is incorporated by reference herein.

The table below sets forth the high and low prices for each of the periods indicated for our shares of common stock as reported by the NASDAQ Global Select Market.

Quarterly	High	Low
1st Quarter ended March 2013	$7.39	$5.75
2nd Quarter ended June 30, 2013	$7.73	$5.44

Months	High	Low
September 2013 (through September 11, 2013)	$11.07	$8.36
August 2013	$8.63	$6.05
July 2013	$6.35	$5.38
June 2013	$5.81	$5.44
May 2013	$7.73	$5.85
April 2013	$7.35	$6.00
March 2013	$7.18	$5.75

CAPITALIZATION

The following table sets forth our capitalization table as of June 30, 2013, on

An Actual basis; and

An As Adjusted basis, as of September 13, 2013, to give effect to:

•	Loan repayments of $ 4.1 million;

•
The issuance and sale of 15,338,861 common shares on July 25, 2013, pursuant to a rights offering, approved by our Board of Directors in April 2013, which resulted in net proceeds of approximately $79.0 million, after deducting the estimated offering expenses of  $1.1 million;

•	The issuance in September 2013, of 239,333 shares that were awarded to our directors, officers and employees. All the newly issued shares will vest on March 21, 2014; and

•
The issuance in September 2013, of 18,667 shares which represent the second and the third installments awarded to Mr. Spyros Capralos, our Chief Executive Officer, pursuant to the terms of his consultancy agreement effective February 7, 2011, the second installment vested on February 7, 2013 and the third installment will vest on February 7, 2014.

There have been no significant adjustments to our capitalization since June 30, 2013. This table should be read in conjunction with the unaudited interim condensed consolidated financial statements and the related notes for the six months ended June 30, 2013, included in our report on Form 6-K filed with the Commission on September 13, 2013 and incorporated by reference herein, and the consolidated financial statements and related notes included in our annual report for the year ended December 31, 2012 on Form 20-F filed with the Commission on March 20, 2013 and incorporated by reference herein.

	As of June 30, 2013
	Actual	As Adjusted
	(dollars in thousands except per share and share data)

Capitalization:
Total Debt (including current portion) (1)	$198,513	$194,424

Preferred shares, $0.01 par value; 25,000,000 shares authorized, none issued, actual and as adjusted	-	-
Common shares, $0.01 par value; 300,000,000 shares authorized 5,412,810 shares issued and outstanding actual 20,751,671 shares issued and outstanding as adjusted	54	210
Additional paid-in capital	521,546	600,389
Accumulated deficit	(402,290)	(402,290)
Total shareholders' equity
Total capitalization	$317,823	$392,733

(1)	All of our debt is secured.

SELLING SHAREHOLDERS

Based solely upon information furnished to us by the Selling Shareholders, the following table sets forth information with respect to the beneficial ownership of our common shares held as of the date of this prospectus by the Selling Shareholders. The Selling Shareholders are offering an aggregate of up to 7,731,776 of our common shares, which were acquired in private transactions. The Selling Shareholders may sell some, all or none of their shares covered by this prospectus.

Selling Shareholder	Common Shares Owned Prior to the Offering	Percentage of Class Prior to the Offering (3)	Total Common Shares Offered Hereby	Percentage of the Class Following the Offering (4)
Oaktree Value Opportunities Fund, L.P. (1)	3,865,888	18.40%	3,865,888	0%
Monarch Alternative Solutions Master Fund Ltd(2)	112,497	*	112,497	0%
Monarch Capital Master Partners II A LP (2)	983,482	4.68%	983,482	0%
Monarch Capital Master Partners II LP (2)	44,071	*	44,071	0%
Monarch Debt Recovery Master Fund Ltd(2)	1,596,999	7.60%	1,596,999	0%
Monarch Opportunities Master Fund Ltd (2)	944,823	4.50%	944,823	0%
P Monarch Recovery Ltd. (2)	184,016	*	184,016	0%
----------
* less than one percent.

(1)
Oaktree Capital Management, L.P. is the investment adviser to a variety of funds including, without limitation, Oaktree Value Opportunities Fund, L.P., which has a business address of 333 S. Grand Avenue, 30th Floor, Los Angeles, CA 90071.

(2)
Monarch Alternative Capital LP is the investment adviser to a variety of funds including, Monarch Alternative Solutions Master Fund Ltd., Monarch Capital Master Partners II A LP, Monarch Capital Master Partners II LP, Monarch Debt Recovery Master Fund Ltd., Monarch Opportunities Master Fund Ltd. and P Monarch Recovery Ltd. (collectively, the "Monarch Selling Shareholders"). The business address of the Monarch Selling Shareholders is 535 Madison Avenue, New York, New York, 10022.

(3)	Based on 21,009,671 shares outstanding as of the date of this prospectus.
(4)	Assumes that the Selling Shareholders sell all of the common shares offered hereby.

In connection with our equity rights offering we entered into a registration rights agreement with Oaktree and Monarch, which has been filed as an exhibit to the registration statement of which this prospectus is a part, to provide them with certain registration rights.  In addition, we agreed with each of Oaktree and Monarch, to appoint, subject to the approval of the Company's nominating committee, one individual to our board of directors as a Class B director.  In August 2013, we appointed Mr. Roger Schmitz, the Monarch nominee, to our board of directors. Oaktree is expected to designate its nominee to our board of directors during 2013.

PLAN OF DISTRIBUTION

Selling Shareholders (which as used herein include any successor funds thereto, and their respective affiliates that are direct or indirect equity investors in us (including other successors in interest selling our common shares received after the date of this prospectus from a Selling Shareholder as a partnership distribution or other transfer)), may, from time to time, sell, transfer or otherwise dispose of our common shares, including on any stock exchange or quotation service on which our common shares are listed, in the over-the-counter market, through underwriters, through agents, to dealers, in private transactions, at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at varying negotiated prices (which may be above or below market prices prevailing at the time of sale) or otherwise.

The Selling Shareholders may sell, transfer or otherwise dispose of our common shares offered in this prospectus through:

•	One or more block trades in which a broker-dealer will attempt to sell the shares as agent, but may reposition and resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal, and resale by the broker-dealer for its account;

•	ordinary brokerage transactions and transactions in which a broker solicits purchasers;

•	underwriters, brokers or dealers (who may act as agents or principals) or directly to one or more purchasers;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	public or privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the Commission;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•
trading plans entered into by a Selling Shareholder pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, as amended, or the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	any combination of the foregoing; or

•	any other method permitted pursuant to applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of our common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of our common stock, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus.  The Selling Shareholders also may transfer our common shares owned by them in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of our common shares in the course of hedging the positions they assume.  The Selling Shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities.  The Selling Shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of our common shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The Selling Shareholders also may sell our common shares in open market transactions in reliance upon Rule 144 under the Securities Act, regardless of whether the shares are offered in this prospectus, provided that they meet the criteria and conform to the requirements of that rule.

There can be no assurance that the Selling Shareholders will sell any or all of our common shares offered by this prospectus.

The aggregate proceeds to the Selling Shareholders from the sale of our common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any.  Each of the Selling Shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents.  We will not receive any of the proceeds from the sale of our common shares by the Selling Shareholders

The Selling Shareholders and any underwriters, broker-dealers or agents that participate in the sale of our common shares may be "underwriters" within the meaning of Section 2(11) of the Securities Act.  Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act.  Selling Shareholders who are "underwriters" within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

We have informed the Selling Shareholders that the anti-manipulation rules of Regulation M, promulgated under the Exchange Act, may apply to sales of our common shares by the Selling Shareholders in the market.  In addition, to the extent applicable we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the Selling Shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act.  The Selling Shareholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of our common shares against certain liabilities, including liabilities arising under the Securities Act.

As of the date of this prospectus, we are not a party to any agreement, arrangement or understanding between any broker or dealer and us with respect to the offer or sale of our common shares pursuant to this prospectus.

At the time that any particular offering of common shares is made, to the extent required by the Securities Act, a prospectus or prospectus supplement will be distributed, setting forth the terms of the offering, including the aggregate number of common shares being offered, the purchase price of the common shares, the public offering price of the common shares, the names of any underwriters, dealers or agents and any applicable discounts or commission.

In order to comply with the securities laws of some states, if applicable, our common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.  In addition, in some states our common shares may not be sold unless they have been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

Underwriters or agents could make sales in privately negotiated transactions and/or any other method permitted by law, including sales deemed to be an at-the-market offering as defined in Rule 415 promulgated under the Securities Act, which includes sales made directly on or through the Nasdaq Global Select Market, the existing trading market for our common shares, or sales made to or through a market maker other than on an exchange.

We will bear the costs relating to the registration and sale of the common shares offered by this prospectus, other than any underwriting discounts and commissions and transfer taxes, if any.  We have agreed to indemnify the Selling Shareholders against certain  liabilities, including liabilities of any violation by the Company of the Securities Act and the Exchange Act applicable to the Company and relating to the registration of the shares offered by this prospectus that have not resulted from information provided by the Selling Shareholders.  We have agreed with the Selling Shareholders to use reasonable best efforts to keep the registration statement of which this prospectus constitutes a part effective until the earlier of (a) such time as all of our common shares covered by this prospectus have been disposed of pursuant to and in accordance with the registration statement and (b) Monarch and its affiliates and Oaktree and its affiliates each ceasing to own at least 5% of our outstanding common shares, if all of such common shares owned by them could be sold in any 90-day period pursuant to Rule 144 under the Securities Act without restriction as to volume or manner of sale.

As a result of requirements of the Financial Industry Regulatory Authority, or FINRA, formerly the National Association of Securities Dealers, Inc., the maximum commission or discount to be received by any FINRA member or independent broker/dealer may not be greater than eight percent (8%) of the gross proceeds received by any Selling Shareholder for the sale of any securities being registered pursuant to Rule 415 promulgated by the Commission under the Securities Act.  If more than 5% of the net proceeds of any offering of common shares made under this prospectus will be received by a FINRA member participating in the offering or affiliates or associated persons of such a FINRA member, the offering will be conducted in accordance with FINRA Rule 5121.

DESCRIPTION OF CAPITAL STOCK

Authorized Share Capital
Under our third amended and restated articles of incorporation, or our Articles, our authorized capital stock consists of 300,000,000 common shares, par value $0.01 per share, and 25,000,000 preferred shares, par value $0.01 per share, none of which were issued as of the date of this prospectus. All of our shares of stock are in registered form.

Common Stock
As of the date of this prospectus, we had 21,009,671common shares outstanding out of 300,000,000 shares authorized to be issued. Each outstanding common share entitles the holder to one vote on all matters submitted to a vote of shareholders. Subject to preferences that may be applicable to any outstanding preferred shares, holders of common shares are entitled to receive ratably all dividends, if any, declared by our board of directors out of funds legally available for dividends.  Upon our dissolution or liquidation or the sale of all or substantially all of our assets, after payment in full of all amounts required to be paid to creditors and to the holders of our preferred shares having liquidation preferences, if any, the holders of our common shares will be entitled to receive pro rata our remaining assets available for distribution. Holders of our common shares do not have conversion, redemption or preemptive rights to subscribe to any of our securities.  The rights, preferences and privileges of holders of our common shares are subject to the rights of the holders of any preferred shares which we may issue in the future.

Share History

Reverse Stock Split
On October 15, 2012, we  effected a 1-for-15 reverse stock split of our common shares.  This reverse stock split reduced the number of our outstanding common shares from approximately 81.0 million shares to approximately 5.4 million shares.

Equity Offerings
In July 2011, we offered and sold 1,113,334 common shares in an underwritten public offering for gross proceeds before expenses of approximately $28.8 million.

In July 2013, we offered and sold 15,338,861 common shares in a backstopped equity rights offering. We received gross proceeds of approximately $80.1 million.

Equity Incentive Plans
On March 21, 2013, we adopted an equity incentive plan, which we refer to as the 2013 Equity Incentive Plan, under which officers, key employees, directors and consultants of the Company and its subsidiaries will be eligible to receive options to acquire shares of common stock, stock appreciation rights, restricted stock and other stock-based or stock-denominated awards. We reserved a total of 240,000 shares of common stock for issuance under the plan, subject to adjustment for changes in capitalization as provided in the plan. The purpose of the 2013 Equity Incentive Plan is to encourage ownership of shares by, and to assist us in attracting, retaining and providing incentives to, our officers, key employees, directors and consultants whose contributions to us are or may be important to our success and to align the interests of such persons with our stockholders. The various types of incentive awards that may be issued under the 2013 Equity Incentive Plan enable us to respond to changes in compensation practices, tax laws, accounting regulations and the size and diversity of our business. The plan is administered by our compensation committee, or such other committee of our board of directors as may be designated by the board to administer the plan. The plan permits grants of options to purchase common stock, stock appreciation rights, restricted stock, restricted stock units and unrestricted stock.

Under the terms of the plan, stock options and stock appreciation rights granted under the plan will have an exercise price per common share equal to the fair market value of a common share on the date of grant, unless otherwise determined by the plan administrator, but in no event will the exercise price be less than the fair market value of a common share on the date of grant. Options and stock appreciation rights are exercisable at times and under conditions as determined by the plan administrator, but in no event will they be exercisable later than ten years from the date of grant.

The plan administrator may grant shares of restricted stock and awards of restricted stock units subject to vesting and forfeiture provisions and other terms and conditions as determined by the plan administrator. Upon the vesting of a restricted stock unit, the award recipient will be paid an amount equal to the number of restricted stock units that then vest multiplied by the fair market value of a common share on the date of vesting, which payment may be paid in the form of cash or common shares or a combination of both, as determined by the plan administrator. The plan administrator may grant dividend equivalents with respect to grants of restricted stock units.

Adjustments may be made to outstanding awards in the event of a corporate transaction or change in capitalization or other extraordinary event. In the event of a "change in control" (as defined in the plan), unless otherwise provided by the plan administrator in an award agreement, awards then outstanding shall become fully vested and exercisable in full.

The Board may amend or terminate the plan and may amend outstanding awards, provided that no such amendment or termination may be made that would materially impair any rights, or materially increase any obligations, of a grantee under an outstanding award. Stockholder approval of plan amendments may be required in certain definitive, pre-determined circumstances if required by applicable rules of a national securities exchange or the Commission. Unless terminated earlier by the board of directors, the plan will expire ten years from the date on which the plan was adopted by the board of directors.

In 2007, 2010 and 2011, we adopted the 2007 Equity Incentive Plan and the 2010 Equity Incentive Plan, respectively, and reserved for issuance 133,333 shares of our common stock under each plan. The terms and conditions of the 2007, 2010 and 2011 Equity Incentive Plans are substantially similar to those of the 2013 Equity Incentive Plan. All of the shares that were reserved for issuance under the 2007 Equity Incentive Plan were issued and those grants remain in full force and effect.

Pursuant to the Equity Incentive Plans, we have granted the following securities:
•
On February 4, 2010, an aggregate of 7,707 restricted non-vested common shares to all of our employees subject to applicable vesting of 4,624 common shares on June 30, 2010 and 3,083 common shares on June 30, 2011;

•
On February 24, 2010, an aggregate of 65,333 restricted non-vested common shares to the members of our board of directors subject to applicable vesting of 32,667 common shares on each of June 30 and September 30, 2010;

•
On October 20, 2010, an aggregate of 71,333 restricted non-vested common shares to the members of our board of directors and 9,333 restricted non-vested common shares to all of our employees. All of these shares vested on December 31, 2010;

•
On February 7, 2011, 28,000 common shares were granted to Mr. Spyros Capralos, the Company's Chief Financial Officer, pursuant to the terms of consultancy agreement with an entity owned and controlled by him. The shares vest in three equal installments on February 7, 2012, 2013 and 2014. The first installment of 9,333 was issued in April 2012 and the remaining two installments of 9,333 and 9,334 were issued in September 2013, to Mr. Spyros Capralos;

•
On May 12, 2011, an aggregate of 21,866 restricted non-vested common shares to Mr. George Syllantavos, our former Chief Financial Officer pursuant to an agreement dated May 12, 2011 covering the terms of his severance. All of these shares vested on August 31, 2011;

•	On January 17, 2012, 90,667 restricted common shares were granted to certain of our directors, officers, employees. The respective shares were issued on April 20, 2012 and vested on March 30, 2012;

•
On March 21, 2013, 239,333 restricted common shares were granted to certain of our directors, officers, employees. All of these shares will vest on March 21, 2014 and we plan to issue the respective shares during the third quarter of 2013;

•	On March 21, 2013, 12,000 restricted common shares were granted to our former director Mr. Espig, the respective shares were issued on June 27, 2013 and vested immediately.

•
On May 3, 2013, 28,000 common shares were granted to Mr. Spyros Capralos, the Company's Chief Financial Officer, pursuant to the terms of his renewal consultancy agreement with an entity owned and controlled by him. The shares vest in three equal installments on May 3, 2014, 2015 and 2016;

Following the issuance of the 239,333 common shares, to certain of our directors, officers and employees as described above, 2,093 common shares are available under the 2013 Equity Incentive Plan.

Preferred Stock
Under the terms of our Articles, our board of directors has the authority, without any further vote or action by our shareholders, to issue up to 25,000,000 preferred shares. Our board of directors is authorized to provide for the issuance of preferred shares in one or more series with designations as may be stated in the resolution or resolutions providing for the issue of such shares of preferred stock. At the time that any series of our preferred shares are authorized, our board of directors will fix the dividend rights, any conversion rights, any voting rights, redemption provisions, liquidation preferences and any other rights, preferences, privileges and restrictions of that series, as well as the number of shares constituting that series and their designation. Our board of directors could, without stockholder approval, cause us to issue preferred shares which have voting, conversion and other rights that could adversely affect the holders of our common shares or make it more difficult to effect a change in control. Our preferred shares could be used to dilute the share ownership of persons seeking to obtain control of us and thereby hinder a possible takeover attempt which, if our stockholders were offered a premium over the market value of their shares, might be viewed as being beneficial to our stockholders. In addition, our preferred shares could be issued with voting, conversion and other rights and preferences which would adversely affect the voting power and other rights of holders of our common shares. Our board of directors may issue preferred shares on terms calculated to discourage, delay or prevent a change of control in us or the removal of our management.

Directors
Our directors are elected by the affirmative vote of a majority of the shares of stock represented at the meeting. There is no provision for cumulative voting.

Our board of directors must consist of at least three members. Shareholders may change the number of directors only by amending the bylaws which requires the affirmative vote of holders of 70% or more of the outstanding shares of capital stock entitled to vote generally in the election of directors. The board of directors may change the number of directors only by a vote of not less than 66 2/3% of the entire board of directors. At each annual meeting, directors to replace those directors whose terms expire at such annual meeting shall be elected to hold office until the third succeeding annual meeting. Each director shall serve his respective term of office until his successor shall have been duly elected and qualified, except in the event of his death, resignation, removal, or the earlier termination of his term of office. Our board of directors has the authority to fix the amounts which shall be payable to the members of the board of directors for attendance at any meeting or for services rendered to us.

Interested Transactions
Our Second Amended and Restated Bylaws, or Bylaws, provide that no contract or transaction between the Company and one or more of its directors or officers, or between the Company and any other corporation, partnership, association or other organization in which one or more of our directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board of directors or committee thereof which authorizes the contract or transaction, or solely because his or her or their votes are counted for such purpose, if: (i) the material facts as to his or her relationship or interest and as to the contract or transaction are disclosed or are known to our board of directors or the committee and our board of directors or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, or, if the votes of the disinterested directors are insufficient to constitute an act of our board of directors as defined in Section 55 of the Business Corporation Act, or the BCA, by unanimous vote of the disinterested directors; or (ii) the material facts as to his relationship or interest and as to the shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the shareholders; or (iii) the contract or transaction is fair as to the Company as of the time it is authorized, approved or ratified, by our board of directors, a committee thereof or the shareholders. Common or interested directors may be counted in determining the presence of a quorum at a meeting of our board of directors or of a committee which authorizes the contract or transaction.

Shareholder Meetings
Under our Bylaws, annual shareholder meetings will be held at a time and place selected by our board of directors. The meetings may be held in or outside of the Marshall Islands. Our board of directors may set a record date between 10 and 60 days before the date of any meeting to determine the shareholders that will be eligible to receive notice and vote at the meeting.

Dissenters' Rights of Appraisal and Payment
Under the BCA, our shareholders have the right to dissent from various corporate actions, including any merger or consolidation or sale of all or substantially all of our assets not made in the usual course of our business, and receive payment of the fair value of their shares. However, the right of a dissenting shareholder to receive payment of the appraised fair value of his shares is not available under the BCA for the shares of any class or series of stock, which shares or depository receipts in respect thereof, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting of the shareholders to act upon the agreement of merger or consolidation, were either (i) listed on a securities exchange or admitted for trading on an interdealer quotation system or (ii) held of record by more than 2,000 holders. In the event of any further amendment of our amended and restated articles of incorporation, a shareholder also has the right to dissent and receive payment for the shareholder's shares if the amendment alters certain rights in respect of those shares. The dissenting shareholder must follow the procedures set forth in the BCA to receive payment. In the event that we and any dissenting shareholder fail to agree on a price for the shares, the BCA procedures involve, among other things, the institution of proceedings in any appropriate court in any jurisdiction in which our shares are primarily traded on a local or national securities exchange.

Shareholders' Derivative Actions
Under the BCA, any of our shareholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the shareholder bringing the action is a holder of our common shares both at the time the derivative action is commenced and at the time of the transaction to which the action relates.

Limitations on Liability and Indemnification of Officers and Directors
The BCA authorizes corporations to limit or eliminate the personal liability of directors and officers to corporations and their shareholders for monetary damages for breaches of directors' fiduciary duties. Our Articles and Bylaws include a provision that eliminates the personal liability of directors for monetary damages for actions taken as a director to the fullest extent permitted by law.

Our Bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by law. We are also expressly authorized to advance certain expenses (including attorneys' fees and disbursements and court costs) to our directors and officers and carry directors' and officers' insurance policies providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers.

The limitation of liability and indemnification provisions in our Articles and Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise benefit us and our shareholders. In addition, your investment may be adversely affected to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Anti-Takeover Effect of Certain Provisions of our Articles and Bylaws
Several provisions of our Articles and Bylaws, which are summarized below, may have anti-takeover effects. These provisions are intended to avoid costly takeover battles, lessen our vulnerability to a hostile change of control and enhance the ability of our board of directors to maximize shareholder value in connection with any unsolicited offer to acquire us. However, these anti-takeover provisions, which are summarized below, could also discourage, delay or prevent (i) the merger or acquisition of our Company by means of a tender offer, a proxy contest or otherwise that a shareholder may consider in its best interest and (ii) the removal of incumbent officers and directors.

Classified Board of Directors
Our Articles provide for the division of our board of directors into three classes of directors, with each class as nearly equal in number as possible, serving staggered, three year terms. Approximately one-third of our board of directors will be elected each year. This classified board provision could discourage a third party from making a tender offer for our common shares or attempting to obtain control of us. It could also delay shareholders who do not agree with the policies of our board of directors from removing a majority of our board of directors for two years.

Blank Check Preferred Stock
Our Articles authorize our board of directors to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of that series, including:

•	the designation of the series;

•	the preferences and relative, participating, option or other special rights, if any, and any qualifications, limitations or restrictions of such series; and

•	the voting rights, if any, of the holders of the series.

Business Combinations
Although the BCA does not contain specific provisions regarding "business combinations" between corporations organized under the laws of the Republic of Marshall Islands and "interested shareholders," we have included these provisions in our Articles. Our Articles contain provisions which prohibit us from engaging in a business combination with an interested shareholder for a period of three years after the date of the transaction in which the person became an interested shareholder, unless:

•
prior to the date of the transaction that resulted in the shareholder becoming an interested shareholder, our board of directors approved either the business combination or the transaction that resulted in the shareholder becoming an interested shareholder;

•
upon consummation of the transaction that resulted in the shareholder becoming an interested shareholder, the interested shareholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (i) by persons who are directors and also officers and (ii) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer;

•
at or subsequent to the date of the transaction that resulted in the shareholder becoming an interested shareholder, the business combination is approved by the board of directors and authorized at an annual or special meeting of shareholders, and not by written consent, by the affirmative vote of at least 70% of the outstanding voting stock that is not owned by the interested shareholder; or

•	the shareholder became an interested shareholder prior to the consummation of the initial public offering of shares of our common stock under the Securities Act.

For purposes of these provisions, a "business combination" includes mergers, consolidations, exchanges, asset sales, leases and other transactions resulting in a financial benefit to the interested shareholder and an "interested shareholder" is any person or entity that beneficially owns 20% or more of the shares of our outstanding voting stock and any person or entity affiliated with or controlling or controlled by that person or entity.

Election and Removal of Directors
Our Articles prohibit cumulative voting in the election of directors. Our Articles and Bylaws require parties other than the board of directors to give advance written notice of nominations for the election of directors. Our Articles and Bylaws also provide that our directors may be removed only for cause and only upon the affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors. These provisions may discourage, delay or prevent the removal of incumbent officers and directors.

Limited Actions by Shareholders
Our Bylaws provide that any action required or permitted to be taken by our shareholders must be effected at an annual meeting of shareholders or by the unanimous written consent of our shareholders. Our Bylaws also provide that our board of directors, Chairman, or President may call special meetings of our shareholders and the business transacted at the special meeting is limited to the purposes stated in the notice. Accordingly, shareholders are prevented from calling a special meeting and shareholder consideration of a proposal may be delayed until the next annual meeting.

Supermajority Provisions
The BCA generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote at a meeting of shareholders is required to amend a corporation's articles of incorporation, unless the articles of incorporation requires a greater percentage. Our Articles provide that the following provisions in the Articles may be amended only by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors:

•	the board of directors shall be divided into three classes;

•	directors may only be removed for cause and by an affirmative vote of the holders of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the directors are authorized to make, alter, amend, change or repeal our bylaws by vote not less than 66 2/3% of the entire board of directors;

•
the shareholders are authorized to alter, amend or repeal our bylaws by an affirmative vote of 70% or more of the outstanding shares of our capital stock entitled to vote generally in the election of directors;

•	the Company may not engage in any business combination with any interested shareholder for a period of three years following the transaction in which the person became an interested shareholder; and

•
the Company shall indemnify directors and officers to the full extent permitted by law, and the company shall advance certain expenses (including attorneys' fees and disbursements and court costs) to the directors and officers. For purposes of these provisions, an "interested shareholder" is generally any person or entity that owns 20% or more of the shares of our outstanding voting stock or any person or entity affiliated with or controlling or controlled by that person or entity.

Advance Notice Requirements for Shareholders Proposals and Director Nominations
Our Articles and Bylaws provide that shareholders seeking to nominate candidates for election as directors or to bring business before an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. Generally, to be timely, a shareholder's notice must be received at our principal executive offices not less than 120 days nor more than 180 days prior to the one year anniversary of the immediately preceding year's annual meeting of shareholders. Our Articles and Bylaws also specify requirements as to the form and content of a shareholder's notice. These provisions may impede a shareholder's ability to bring matters before an annual meeting of shareholders or make nominations for directors at an annual meeting of shareholders.

EXPENSES

The following are the estimated expenses of the issuance and distribution of the securities being registered under the registration statement of which this prospectus forms a part, all of which will be paid by us.

Commission registration fee		$11,465
FINRA filing fee	$		*
Legal fees and expenses	$		*
Accounting fees and expenses	$		*
Printing and typesetting expenses	$		*
Blue sky fees and expenses	$		*
Miscellaneous	$		*

Total	$		*

*To be provided by a prospectus supplement or as an exhibit to a Report on Form 6-K that is incorporated by reference into this registration statement.

LEGAL MATTERS

The validity of the securities offered by this prospectus with respect to Marshall Islands law and certain other legal matters relating to United States and Marshall Islands law will be passed upon for us by Seward & Kissel LLP, New York, New York.

EXPERTS

The consolidated financial statements of Star Bulk Carriers Corp. appearing in Star Bulk Carriers Corp.'s Annual Report (Form 20-F) for the year ended December 31, 2012 and the effectiveness of Star Bulk Carriers Corp.'s internal control over financial reporting as of December 31, 2012, have been audited by Ernst & Young (Hellas) Certified Auditors Accountants S.A., independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing. The address of Ernst & Young (Hellas) Certified Auditors Accountants S.A. is 11th km National Road Athens-Lamia, 14451, Metamorphosi Athens, Greece.

The consolidated balance sheet of Star Bulk Carriers Corp. and subsidiaries as of December 31, 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the two years in the period ended December 31, 2011 have been audited by Deloitte Hadjipavlou, Sofianos & Cambanis S.A., an independent registered public accounting firm, as stated in their report, which is incorporated herein by reference. Such consolidated financial statements have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing. The offices of Deloitte Hadjipavlou, Sofianos & Cambanis S.A. are located at Fragoklissias 3a & Granikou Street, Marousi, Athens 151 25, Greece.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

As required by the Securities Act, we filed a registration statement relating to the securities offered by this prospectus with the Commission. This prospectus is a part of that registration statement, which includes additional information.

Government Filings
We file annual and special reports with the Commission. You may read and copy any document that we file and obtain copies at prescribed rates from the Commission's Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  You may obtain information on the operation of the Public Reference Room by calling 1 (800) SEC-0330. The Commission maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission. Our filings are also available on our website at http://www.starbulk.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any applicable prospectus supplement are part of a registration statement that we filed with the Commission and do not contain all of the information in the registration statement.  The full registration statement may be obtained from the Commission or us, as indicated below.  Documents establishing the terms of the offered securities are filed as exhibits to the registration statement.  Statements in this prospectus or any applicable prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers.  You should refer to the actual documents for a more complete description of the relevant matters.  You may inspect a copy of the registration statement at the Commission's Public Reference Room in Washington, D.C., as well as through the Commission's website.

Information Incorporated by Reference

The Commission allows us to "incorporate by reference" information that we file with it. This means that we can disclose important information to you by referring you to those filed documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we file later with the Commission prior to the termination of this offering will also be considered to be part of this prospectus and will automatically update and supersede previously filed information, including information contained in this document.

We incorporate by reference the documents listed below and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act:

•
our Annual Report on Form 20-F for the year ended December 31, 2012, filed with the Commission on March 20, 2013, containing our audited consolidated financial statements for the most recent fiscal year for which those statements have been filed;

•	Current report on Form 6-K, filed with the Commission on July 31, 2013, which contains the Company's Second Amended and Restated Bylaws; and

•
Current report on Form 6-K, filed with the Commission on September 13, 2013, which contains Management's Discussion and Analysis of Financial Condition and Results of Operations and our unaudited interim condensed consolidated financial statements as of and for the six-months ended June 30, 2013.

We are also incorporating by reference all subsequent Annual Reports on Form 20-F that we file with the Commission and certain reports on Form 6-K that we furnish to the Commission after the date of this prospectus (if they state that they are incorporated by reference into this prospectus) until we file a post-effective amendment indicating that the offering of the securities made by this prospectus has been terminated. In all cases, you should rely on the later information over different information included in this prospectus or the applicable prospectus supplement.

You should rely only on the information contained or incorporated by reference in this prospectus and any applicable prospectus supplement. We have not, and any underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement as well as the information we previously filed with the Commission and incorporated by reference, is accurate as of the dates on the front cover of those documents only. Our business, financial condition and results of operations and prospects may have changed since those dates.

You may request a free copy of the above mentioned filing or any subsequent filing we incorporated by reference to this prospectus by writing or telephoning us at the following address:

Star Bulk Carriers Corp.
c/o Star Bulk Management Inc.
40 Agiou Konstantinou Str.
Maroussi 15124, Athens, Greece
011-30-210-617-8400 (telephone number)

Information provided by the Company
We will furnish holders of shares of our common stock with Annual Reports containing audited financial statements and a report by our independent registered public accounting firm. The audited financial statements will be prepared in accordance with U.S. generally accepted accounting principles. As a "foreign private issuer," we are exempt from the rules under the Exchange Act prescribing the furnishing and content of proxy statements to shareholders. While we furnish proxy statements to shareholders in accordance with the rules of the Nasdaq Global Select Market, those proxy statements do not conform to Schedule 14A of the proxy rules promulgated under the Exchange Act. In addition, as a "foreign private issuer," our officers and directors are exempt from the rules under the Exchange Act relating to short swing profit reporting and liability.

Part II
Information Not Required in the Prospectus

Item 8. Indemnification of Directors and Officers.

Indemnification of Directors and Officers and Limitation of Liability

I.	Article VI of the Second Amended and Restated Bylaws of the Registrant provides as follows:

1.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.  The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

2.
The Company shall indemnify, to the full extent permitted by law, any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the court in which such action or suit was properly brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court having proper jurisdiction shall deem proper.

3.
To the extent that a director, officer, employee or agent of the Company has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Sections 1 or 2 of this Article VI, or in defense of any claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection therewith.

4.
Any indemnification under Sections 1 or 2 of this Article VI (unless ordered by a court having proper jurisdiction) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in such section. Such determination shall be made:

a.	by the Board by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or

b.	if such a quorum is not obtainable, or, even if obtainable a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

c.	by the shareholders.

5.
Expenses (including attorneys' fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Company as authorized in this Section.

6.
The indemnification and advancement of expenses provided by, or granted pursuant to, this Article VI shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
The Company shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions of this Article VI.

8.
For purposes of this Article VI, references to the "Company" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under this Article VI with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation of its separate existence had continued.

9.
For purposes of this Article VI, references to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to any employee benefit plan; and references to "serving at the request of the Company" shall include any service as a director, officer, employee or agent of the Company which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the Company" as referred to in this Article VI.

10.
The indemnification and advancement of expenses provided by, or granted pursuant to, the other sections of this Article VI shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

11.
No director or officer of the Company shall be personally liable to the Company or to any shareholder of the Company for monetary damages for breach of fiduciary duty as a director or officer, provided that this provision shall not limit the liability of a director or officer (i) for any breach of the director's or the officer's duty of loyalty to the Company or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, or (iii) for any transaction from which the director or officer derived an improper personal benefit.

There is currently no pending material litigation or proceeding involving any of the Registrant's directors, officers or employees for which indemnification is sought.

Section 60 of the BCA provides as follows:

Indemnification of directors and officers:

1.
Actions not by or in right of the corporation. A corporation shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of no contest, or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceedings, had reasonable cause to believe that his conduct was unlawful.

2.
Actions by or in right of the corporation. A corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director or officer of the corporation, or is or was serving at the request of the corporation, or is or was serving at the request of the corporation as a director or officer of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees) actually and reasonably incurred by him or in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not, opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claims, issue or matter as to which such person shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

3.
When director or officer successful. To the extent that a director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (1) or (2) of this section, or in the defense of a claim, issue or matter therein, he shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

4.
Payment of expenses in advance. Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation as authorized in this section.

5.
Indemnification pursuant to other rights. The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office.

6.
Continuation of indemnification. The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

7.
Insurance. A corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director or officer against any liability asserted against him and incurred by him in such capacity whether or not the corporation would have the power to indemnify him against such liability under the provisions of this section.

Item 9. Exhibits
The exhibit index at the end of this registration statement identifies the exhibits which are included in this registration statement and are incorporated herein by reference (the "Exhibit Index").

Item 10. Undertakings
(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided, that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Rule 3-19 of Regulation S-X if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)
Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(B)
Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)
The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's Annual Report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's Annual Report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	– (d) Not applicable.

(e)
The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest Annual Report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(f)	– (g) Not applicable.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(i)	Not applicable.

(j)
The undersigned registrant hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules an regulations prescribed by the Commission under Section 305(b)(2) of the Trust Indenture Act.

(k)	– (l) Not applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Athens, Country of Greece, on September 13, 2013.

STAR BULK CARRIERS CORP.
By:	/s/ SPYROS CAPRALOS
Name:	Spyros Capralos
Title:	Chief Executive Officer and President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Spyros Capralos, Simos Spyrou, Gary J. Wolfe and Robert E. Lustrin his true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on September 13, 2013 in the capacities indicated.

Signature	Title
/s/ SPYROS CAPRALOS Spyros Capralos	Chief Executive Officer, President and Director (Principal Executive Officer)

/s/ SIMOS SPYROU Simos Spyrou	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)

/s/ PETROS PAPPAS Petros Pappas	Director; Chairman of the Board of Directors

/s/ TOM SOFTELAND Tom Softland	Director

/s/ KOERT ERHARDT Koert Erhardt	Director

/s/ MILENA MARIA PAPPAS Milena Maria Pappas	Director

/s/ ROGER SCHMITZ Roger Schmitz	Director

AUTHORIZED UNITED STATES REPRESENTATIVE

Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States, has signed this registration statement in the City of Newark, State of Delaware, on September 13, 2013.

PUGLISI & ASSOCIATES

By:	/s/ DONALD J. PUGLISI
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit Number	Description

4.1	Registration Rights Agreement dated May 1, 2013

5.1	Opinion of Legality of Seward & Kissel LLP counsel to the Company as to the validity of the common shares

23.1	Consent of Seward & Kissel LLP (included in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm (Ernst & Young (Hellas) Certified Auditors Accountants S.A.)

23.3	Consent of Independent Registered Public Accounting Firm (Deloitte Hadjipavlou Sofianos & Cambanis S.A.)

24	Power of Attorney (contained in signature page)

41